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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF THE ISSUER

      The Company has a wholly-owned subsidiary, Wilson Bank and Trust, a state chartered bank incorporated under the laws of the State of Tennessee and doing business under the same name.